SCHEDULE 14A

PROXY STATEMENT

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Sabre Corporation

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May 17, 2017

Re:	Sabre Corporation (NASDAQ: SABR)

Proxy Statement for 2017 Annual Meeting of Stockholders to be held May 24, 2017

To the Stockholders of Sabre Corporation:

On April 7, 2017, we filed our definitive proxy statement for our upcoming 2017 Annual Meeting of Stockholders to be held on May 24, 2017.

In Proposal 1 included in our proxy statement and the proxy card for the 2017 Annual Meeting, we have asked that our stockholders elect Renée James, Gary Kusin, Sean Menke and Greg Mondre to our Board of Directors, each to serve a three-year term. On May 11, 2017, we received a copy of voting recommendations relating to our 2017 Annual Meeting issued by a leading proxy advisory firm.

Advisory Firm Recommendations and Rationale

In its voting recommendations, the proxy advisory firm recommended that stockholders “withhold” votes from three of our current directors, Renée James, Gary Kusin and Greg Mondre. The firm states its belief that “withhold” votes are warranted for Messrs. Kusin and Mondre, who are Compensation Committee members, primarily due to Sabre’s equity award grant practices. The firm also states that “withhold” votes are warranted for Ms. James and Messrs. Kusin and Mondre, due to Sabre’s supermajority vote requirement to enact certain changes to its governing documents, as well as due to its classified board. The firm acknowledged that it had not in prior years issued an adverse recommendation due to the adoption of these governance provisions.

Sabre Responses to Recommendations

These additional proxy materials are being provided for the purpose of providing additional support for the Board of Director’s recommendation that our stockholders vote “FOR” the election of Ms. James and Messrs. Kusin and Mondre.

Pay-for-Performance and Equity Grant Practices

As noted in our definitive proxy statement, a key objective of our executive compensation program is pay for performance. Among other things, we seek to advance this objective through our long-term incentive compensation, which includes annual grants of performance-based restricted stock units and stock options, as well as grants of time-based restricted stock units that may be awarded from time to time for retention or other considerations.

The advisory firm’s concerns with Sabre’s equity grant practices appear to be based largely on (1) the CEO promotion equity award granted to Mr. Menke in December 2016, (2) certain retention equity awards granted to Mr. Simonson in June 2016 and to Ms. Gonzalez and Mr. Robinson in December 2016, and (3) the supplemental equity award granted to Mr. Klein in December 2016 in connection with his separation from Sabre.

With respect to his December 2016 promotion award, Mr. Menke received an equity award equally divided between stock options and time-based restricted stock units. The award was designed to recognize Mr. Menke’s new role and additional responsibilities, and to address the compensation gap between his previous Executive Vice President role and his new position as reflected by competitive market data. Mr. Menke’s award is to be earned over four years and is dependent on his successful transition to a new role and responsibilities. Moreover, the value of Mr. Menke’s options, with an exercise price of $25.43, will be dependent on appreciation of our stock price. We believe that, given Mr. Menke’s annual receipt of performance-based restricted stock units as part of his long-term incentive compensation, the inclusion of time-based awards as part of his promotion would align more appropriately with the goals of those awards.

With respect to the executive officer retention awards, the Compensation Committee sought to ensure the continued long-term service of Messrs. Simonson and Robinson and Ms. Gonzalez. As a result, each was granted time-based equity awards, which “cliff-vest” at the end of a three-year period, thereby providing a significant incentive for them to remain with Sabre through the full vesting period. We believe that it would be inconsistent with the retention objectives of these awards to design them to be performance-based, especially when focused on retaining the services of specific individuals.

With respect to the supplemental equity award granted to Mr. Klein in December 2016 in connection with his separation from Sabre, we note that Mr. Klein’s Separation Agreement, which provided for this award, extended the time period for his non-competition, non-solicitation and non-disparagement obligations under his employment agreement from 12 to 24 months and expanded the list of competitors for purposes of the non-competition covenant. The supplemental equity award provided consideration for these enhancements in the form of a time-based equity award that “cliff-vests” only upon expiration of these covenants after the end of the specified 24-month period. We believe that it would be inappropriate to link equity awards to a former executive to performance-based vesting conditions when he no longer has a management role with Sabre. We also note that all of Mr. Klein’s unvested option and restricted stock awards as of December 31, 2016 (other than this supplemental equity award) were forfeited on January 1, 2017.

Regarding our other executive compensation practices identified by the advisory firm, we note that:

•	Mr. Klein’s total direct compensation increased only when the separation-related supplemental equity award is included. In addition, Mr. Klein’s annual cash incentive decreased 27% from 2015 to 2016.

•	The Compensation Committee introduced a second performance measure (revenue) into our 2016 annual incentive award opportunity and that the annual incentive award design provides for relatively high threshold performance levels to receive any award payment.

•	The use of a one-year revenue measure for the performance-based restricted stock unit awards granted in 2016 is intended to focus executives on the importance of growing revenue in a near-term highly volatile and competitive environment. Further, to encourage long-term decision-making, following this one-year performance period, the shares of our common stock earned pursuant to this award are subject to a four-year vesting requirement. The 95% achievement level for these awards is intended to complement the design of our annual incentive compensation award opportunities, with their emphasis on increasing our profitability.

Consequently, we believe that our executive compensation program, including our short-term and long-term incentive compensation arrangements, supports our objectives in hiring, motivating and retaining key executive talent.

Charter and Bylaw Provisions

When Sabre conducted its initial public offering in 2014, its charter and bylaws contained provisions consistent with those of other similarly-situated companies with concentrated principal stockholder ownership levels, including provisions for plurality voting for directors, supermajority voting requirements to amend certain provisions in the governing documents, and a classified Board of Directors. When initially adopting these provisions, our Board of Directors considered them to be consistent with stockholders’ interests, including the fact that they help enhance the Board’s long-term vision for Sabre and reduce Sabre’s vulnerability to potentially abusive takeover tactics.

As noted in Sabre’s 2017 definitive proxy statement, beginning in 2016, we initiated a stockholder outreach program in which we met with certain of our key institutional stockholders to discuss various corporate governance matters. This outreach program resulted in discussions with stockholders representing approximately 21% of our outstanding shares as of December 31, 2016. These discussions addressed Sabre’s governance structure, including the provisions described above. Generally, while these stockholders’ views on our governance structure varied, most appreciated that this structure following our initial public offering is consistent with that of other similarly-situated companies and that we would continue to evaluate it over time.

Consistent with its evaluation of our corporate governance framework over time, our Board of Directors has approved, and recommended that at our 2017 Annual Meeting stockholders approve, an amendment to our Certificate of Incorporation to facilitate the implementation in our Bylaws of a majority vote standard in uncontested director elections.

For the foregoing reasons and those included in our definitive proxy statement, our Board of Directors unanimously continues to recommend that our stockholders vote “FOR” the election of Ms. James and Messrs. Kusin and Mondre to serve a three-year term.

Your vote is important. Please carefully consider the proposals included in our definitive proxy statement, as well as matters discussed in these additional proxy materials, and vote your shares as follows:

•	FOR the election of Ms. James and Messrs. Kusin, Menke and Mondre, each to serve a three-year term,

•	FOR ratification of the appointment of our independent auditors, and

•	FOR the amendment of our Certificate of Incorporation to facilitate the implementation of a majority vote standard in uncontested elections of directors.

Only stockholders of record at the close of business on March 27, 2017 may vote at our 2017 Annual Meeting. Our definitive proxy statement and Sabre’s 2016 annual report are available at www.proxydocs.com/SABR.

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